Exhibit 2.2

OPERATING AGREEMENT

OF

GROUNDFLOOR YIELD LLC

(A Georgia Limited Liability Company)

DATED: APRIL 10, 2020

THE LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST REPRESENTED BY THIS OPERATING AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE GEORGIA UNIFORM SECURITIES ACT OF 2008, OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST IS RESTRICTED.

OPERATING AGREEMENT

OF

GROUNDFLOOR YIELD LLC

This OPERATING AGREEMENT of GROUNDFLOOR YIELD LLC (the “Company”), a limited liability company organized pursuant to the Georgia Limited Liability Company Act (the “Act”), is executed effective as of the date set forth on the cover page of this Agreement. GROUNDFLOOR FINANCE INC., a Georgia corporation (“Groundfloor Parent”), is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701-3, Groundfloor Parent and the Company intend for the Company to be disregarded as an entity that is separate from Groundfloor Parent. For all other purposes (including, without limitation, limited liability protection for Groundfloor Parent from Company liabilities), however, Groundfloor Parent and the Company intend for the Company to be respected as a legal entity that is separate and apart from Groundfloor Parent.

ARTICLE I

FORMATION OF THE COMPANY

1.1. Formation. The Company was formed upon the filing the Articles of Organization of the Company with the Georgia Secretary of State.

1.2. Name. The name of the Company is as set forth on the cover page of this Agreement. A Manager may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

1.3. Registered Office and Registered Agent. The Company’s registered office within the State of Georgia and its registered agent at such address shall be determined by a Manager.

1.4. Principal Place of Business. The principal place of business of the Company within the State of Georgia shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5. Purposes and Powers.

(a)         The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.

(b)         The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6. Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of this Agreement and the Act.

1.7. Nature of Member’s Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II
DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Georgia Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Operating Agreement, as amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Manager” means any Person executing this Agreement as a Manager, any other Person that succeeds such Manager or any other Person appointed to act as Manager of the Company as provided in the Act and this Agreement.

“Member” means Groundfloor Parent or any other Person who succeeds to its entire Membership Interest in the Company in accordance with this Agreement or the Act.

“Membership Interest” means all of the Member’s rights in the Company, including without limitation, the Member’s right to receive distributions, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

“Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property), and (ii) any and all of the improvements constructed on any real property.

“Secretary of State” means the Secretary of State of the State of Georgia.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1         Manager; Appointment and Removal. The business of the Company shall be managed by the Member in its capacity as a Manager of the Company, and may also be managed by any other person who shall be appointed from time to time by the Member as a Manager. A Manager may be removed as such at any time for any reason by the Member. The Member hereby appoints Nick Bhargava, its Co-Founder, Secretary and Executive Vice President, as a Manager of the Company.

3.2         Actions by Manager. Except as otherwise may be expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by action of a Manager. Each Manager shall have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the management of the Company’s business, except only as to those acts as to which approval by the Member is expressly required by the Articles of Organization, this Agreement, the Act or other applicable law.

3.3         Delegation of Responsibility for Day-to-Day Management. A Manager may delegate responsibility for the day-to-day management of the Company to any Person retained by a Manager who shall have and exercise on behalf of the Company all powers and rights necessary or convenient to carry out such management responsibilities.

3.4         Indemnification of Managers. The Company shall indemnify each Manager to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by a Manager upon the approval of the Member. The provisions of this Section 3.4 shall apply also to any Person to whom a Manager has delegated management authority as provided in Section 3.3, whether or not such Person is a Manager or Member.

3.5         Limitation on Liability. No Manager of the Company shall be liable to the Company for monetary damages for an act or omission in such Person’s capacity as a Manager, except as provided in the Act for (i) acts or omissions which a Manager knew at the time of the acts or omissions were clearly in conflict with the interests of the Company; (ii) any transaction from which a Manager derived an improper personal benefit; or (iii) acts or omissions occurring prior to the date this Section 3.5 becomes effective. If the Act is amended to authorize further elimination of or limitations on the liability of managers, then the liability of each Manager shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Section shall not adversely affect the rights or protections of each Manager existing at the time of such repeal or modification. The provisions of this Section 3.5 shall apply also to any Person to whom a Manager has delegated management authority as provided in Section 3.3, whether or not such Person is a Manager or Member.

3.6         Liability for Return of Capital Contribution. No Manager shall be liable for the return to the Member of amounts contributed by the Member to the capital of the Company, and upon dissolution, the Member shall look solely to the property of the Company.

ARTICLE IV

OBLIGATIONS OF SOLE MEMBER

The Member shall not be required to make any contribution to the capital of the Company, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to it under certain circumstances as required by the Act.

ARTICLE V

CAPITAL CONTRIBUTIONS

The Member has contributed cash to the Company in the amount of $100. The Member shall have no obligation to make any further capital contributions to the Company.

ARTICLE VI

PROFIT AND LOSS

All profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal income tax purposes, be treated as the profits, losses, assets and liabilities of the Member pursuant to Treasury Regulations Section 301.7701-3, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII
DISTRIBUTIONS

A Manager shall cause the Company to distribute cash and other assets of the Company to the Member at the times and in the amounts as the Member may from time to time direct; provided, however, that no Manager shall cause the Company to make any distribution to the extent such distribution would be prohibited by the Act or other applicable law.

ARTICLE VIII

TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

The Member may at any time transfer all or any part of its Membership Interest in the Company. The transferee of the Member’s entire Membership Interest shall become a member of the Company and the transferring Member shall cease to be a member of the Company upon consummation of the transfer, provided that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member’s federal and state income tax liability for the year of the transfer. If the Member transfers less than all of its Membership Interest and the Company or the Company admits any person as an additional member, appropriate amendments shall be made to this Agreement to reflect the change in the Company’s tax classification that would result from such transfer or admission.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1. Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a)         All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b)         The Member signs a document stating its election to dissolve the Company;

(c)         The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d)         The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

9.2. Liquidation. Upon the happening of any of the events specified in Section 9.1 and, if applicable, the failure of the Member to continue the business of the Company, a Manager, or any liquidating trustee designated by a Manager, will commence as promptly as practicable to wind up the Company’s affairs unless a Manager or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a)         To payment of the debts and satisfaction of the other obligations of the Company, including, without limitation, debts and obligations to the Member;

(b)         To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations of the Company and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 9.2(c); and, thereafter

(c)         To the Member.

9.3. Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, a Manager shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and a Manager shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE X

MISCELLANEOUS

10.1. Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place a Manager selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

10.2. Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

10.3. Amendments. This Agreement may be amended only by a writing signed by the Member and the Company.

10.4. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend, or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without giving effect to the conflicts of laws provisions thereof.

10.5. Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

10.6. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company or the Member will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against the Member, whether arising under this Agreement or otherwise.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, being the Managers and the sole Member of the Company, have caused this Agreement to be duly adopted by the Company and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

THE COMPANY:

GROUNDFLOOR YIELD LLC, a Georgia limited liability company

By:	GROUNDFLOOR FINANCE INC., its Manager

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Co-founder, Secretary, and EVP

THE MANAGERS:

GROUNDFLOOR FINANCE INC., a Georgia corporation

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Co-founder, Secretary, and EVP

NICK BHARGAVA

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Co-founder, Secretary, and EVP of Groundfloor Finance Inc.

THE MEMBER:

GROUNDFLOOR FINANCE INC., a Georgia corporation

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Co-founder, Secretary, and EVP

[Signature Page to Groundfloor Yield LLC Operating Agreement]